CALCULATION OF RATIOS OF EARNINGS TO                                  EXHIBIT 12
    FIXED CHARGES-CONSOLIDATED

                                                               YEARS ENDED DECEMBER 31,
                                              ----------------------------------------------------------
                                                 1998        1997        1996        1995        1994
                                              ----------  ----------  ----------  ----------  ----------
                                                                   ($ IN THOUSANDS)
EXCLUDING INTEREST ON DEPOSITS
Fixed Charges:
   Interest on long-term debt and short-term
      borrowings                              $  729,716  $  731,003  $  588,693  $  489,697  $  499,065
   One-third of rent expense                      13,787      14,137      14,495      13,651      14,412
                                              ----------  ----------  ----------  ----------  ----------

       Total fixed charges                    $  743,503  $  745,140  $  603,188  $  503,348  $  513,477
                                              ==========  ==========  ==========  ==========  ==========


Earnings:
   Income before income taxes                 $  336,296  $  636,330  $  590,546  $  398,115  $  492,366
   Fixed charges                                 743,503     745,140     603,188     503,348     513,477
                                              ----------  ----------  ----------  ----------  ----------

        Total earnings                        $1,079,799  $1,381,470  $1,193,734  $  901,463  $1,005,843
                                              ==========  ==========  ==========  ==========  ==========

Ratio of earnings to fixed charges excluding
   interest on deposits                            1.45x       1.85x       1.98x       1.79x       1.96x

INCLUDING INTEREST ON DEPOSITS
Fixed Charges:
   Interest on long-term debt, short-term
      borrowings and deposits                 $2,199,701  $2,182,026  $1,870,898  $1,627,772  $1,326,855
   One-third of rent expense                      13,787      14,137      14,495      13,651      14,412
                                              ----------  ----------  ----------  ----------  ----------

       Total fixed charges                    $2,213,488  $2,196,163  $1,885,393  $1,641,423  $1,341,267
                                              ==========  ==========  ==========  ==========  ==========

Earnings:
   Income before income taxes                 $  336,296  $  636,330  $  590,546  $  398,115  $  492,366
   Fixed charges                               2,213,488   2,196,163   1,885,393   1,641,423   1,341,267
                                              ----------  ----------  ----------  ----------  ----------

      Total earnings                          $2,549,784  $2,832,493  $2,475,939  $2,039,538  $1,833,633
                                              ==========  ==========  ==========  ==========  ==========

Ratio of earnings to fixed charges including
   interest on deposits                            1.15x       1.29x       1.31x       1.24x       1.37x

For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings represent consolidated income before income taxes plus fixed charges. Fixed charges excluding interest on deposits consist of interest on long-term debt and short-term borrowings and one-third of rental expense (which is deemed representative of the interest factor). Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.